Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 1 TO JUNIOR
SUBORDINATED INDENTURE

THIS SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”), is entered into as of January 26, 2024 and is made effective as of July 1, 2023 (the “Effective Date”), by and between Cohen & Company Inc. (formerly Alesco Financial Inc.) (the “Issuer”) and Wells Fargo Bank, N.A. (the “Trustee”). Capitalized terms used herein but otherwise not defined shall have the meanings ascribed to such terms in the Indenture (as defined below). Each of the Issuer and the Trustee may be referred to herein as a “Party,” and, together, as the “Parties.”

RECITALS:

WHEREAS, the Issuer is a party to that certain Junior Subordinated Indenture, dated as of June 25, 2007, by and between the Issuer and the Trustee (the “Indenture”);

WHEREAS, Schedule A of the Indenture provides for a methodology to calculate interest rates under the Indenture if LIBOR is not available;

WHEREAS, the Issuer believes that Schedule A of the Indenture is not clear and does not provide a practicable replacement benchmark rate for LIBOR;

WHEREAS, the Adjustable Interest Rate (LIBOR) Act (the “LIBOR Act”) was enacted by Congress to provide for a process for transitioning from LIBOR to rates based on the Secured Overnight Financing Rate (“SOFR”) in contracts which lack a clear process to replace LIBOR upon its scheduled cessation after June 30, 2023; and

WHEREAS, the Parties, with the consent of the holder of the Notes and the holder of the Preferred Securities having been obtained, desire to amend Schedule A of the Indenture, effective as of the Effective Date, to provide a clear process under the Indenture for transitioning from LIBOR to SOFR as if the transition had occurred by operation of law under the LIBOR Act.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.            Amendment to Article I of the Indenture. Effective as of the Effective Date, the following definition is hereby added to Article I of the Indenture:

“LIBOR Act” shall mean the Adjustable Interest Rate (LIBOR) Act, codified at 12 U.S.C. §§ 5801 et seq., and any successor legislation thereto and any regulations promulgated thereunder.”

2.            Amendment and Restatement of Schedule A of the Indenture. Effective as of the Effective Date, Schedule A of the Indenture is amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

3.            No Other Changes. Except as expressly amended by this Supplemental Indenture, all of the terms and conditions of the Indenture shall continue in full force and effect and shall be unaffected by this Supplemental Indenture.

4.            Waiver of Requirements Under the Indenture. The Parties hereby waive any requirements under the Indenture to, in connection with this Supplemental Indenture, deliver or obtain any Opinion of Counsel or an Officer’s Certificate or for the Supplemental Indenture to be authorized by a Board Resolution.

5.            Entire Agreement. This Supplemental Indenture constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

6.            Amendment. This Supplemental Indenture may not be amended or modified except by a written agreement executed by the Parties.

7.            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Indenture and the rights and obligations of each of the Holders, the Company and the Trustee shall be construed and enforced in accordance with and governed by the laws of the State of New York without reference to its conflict of laws provisions (other than Section 5-1401 of the General Obligations Law). ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS INDENTURE MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS INDENTURE, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS INDENTURE.

8.            Headings. The sections and other headings contained in this Supplemental Indenture are for reference purposes only and shall not affect the meaning or interpretation of this Supplemental Indenture.

9.            Binding Effect. This Supplemental Indenture shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

10.            Counterparts. This Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Supplemental Indenture delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of a signed copy of this Supplemental Indenture.

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IN WITNESS WHEREOF, the Parties have executed this Supplemental Indenture No. 1 to the Junior Subordinated Indenture on the date first written above.

ISSUER:

Cohen & Company Inc.

By:	/s/ Joseph W. Pooler. Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief Financial
Officer and Treasurer

TRUSTEE:

Wells Fargo Bank, N.A.
By	Computershare Trust Company, N.A.,
as agent and attorney-in-fact

By:	/s/ Michael G. Oller, Jr.
Name:	Michael G. Oller, Jr.
Title:	Vice President

Exhibit A

Schedule A to Indenture

DETERMINATION OF LIBOR

With respect to the Securities, the London interbank offered rate (“LIBOR”) shall be determined by the Calculation Agent in accordance with the following provisions (in each case rounded to the nearest .000001%):

(1)            On the second LIBOR Business Day (as defined below) prior to an Interest Payment Date occurring after the expiration of the Fixed Rate Period (each such day, a “LIBOR Determination Date”), LIBOR for any given security shall for the following interest payment period equal the rate, as obtained by the Calculation Agent from Bloomberg Financial Markets Commodities News, for three (3)-month Eurodollar deposits that appears on Reuters Screen LIBOR 01 (as defined in the International Swaps and Derivatives Association, Inc. 2000 Interest Rate and Currency Exchange Definitions, as the same may be amended from time to time), or such other page as may replace such Page LIBOR 01 (as any such replacement may be amended from time to time), as of 10:00 A.M. (New York City time) on such LIBOR Determination Date.

(2)            If, on any LIBOR Determination Date, LIBOR does not appear on Reuters Screen LIBOR 0l or such other page as may replace such Page LIBOR 0l, the Securities shall not bear interest in respect of LIBOR but shall instead bear interest in accordance with the terms and conditions of the LIBOR Act.

(3)            As used herein: “LIBOR Business Day” means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.